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                              AMENDED AND RESTATED
                    SHAREHOLDER SERVICING PLAN AND AGREEMENT


         AMENDED AND RESTATED SHAREHOLDER SERVICING PLAN AND AGREEMENT made as of the 5th day of November, 1996 by and between Merrill Lynch Ready Assets Trust, a Massachusetts business trust (the "Trust"), and Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation ("MLPF&S").

         WHEREAS, the Trust is a no-load open-end investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which operates as a money market fund;

         WHEREAS, MLPF&S acts as a dealer selling shares of the Trust to its customers and substantially all of the shareholders of the Trust are MLPF&S customers who maintain their Trust accounts through MLPF&S (such accounts being referred to herein as the "MLPF&S Trust Accounts");

         WHEREAS, MLPF&S provides a variety of administrative and operational services to MLPF&S Trust Accounts including processing shareholder orders and administering MLPF&S Trust Accounts (such services being referred to herein as "MLPF&S Administrative Services") which are being provided pursuant to the management arrangements between the Trust and Merrill Lynch Asset Management, L.P. ("MLAM");


         WHEREAS, MLPF&S Financial Consultants and other personnel spend substantial amounts of time providing shareholder services to existing and prospective MLPF&S Trust Accounts, including furnishing information as to the status of such MLPF&S Trust Accounts and handling purchase and redemption orders for Trust shares (such services being referred to herein as "MLPF&S Shareholder Services and Activities");

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         WHEREAS, pursuant to a Shareholder Servicing Plan and Agreement made as of August 26, 1983 with MLPF&S, as amended and restated as of April 29, 1988 (as so amended, the "Plan") and continued annually thereafter, pursuant to the provisions of Rule 12b-1 under the Investment Company Act, the Trustees of the Trust have determined that the Trust should make direct payments to MLPF&S for distribution to its financial consultants and other directly involved MLPF&S personnel as compensation for the MLPF&S Shareholder Services and Activities and that such payments should be in addition to the management compensation being paid to MLAM;

         WHEREAS, the Trustees of the Trust have determined that in addition to providing the services and activities provided in the Plan, MLPF&S in its discretion may promote the sale, marketing and distribution of the shares of the Trust by engaging in advertising activities in newspapers, magazines, radio, television and other media and through direct mail solicitations and that a portion of the aforesaid direct payments made to MLPF&S may be utilized to reimburse MLPF&S for the costs (or a portion thereof) of preparing, running and otherwise engaging in such advertising activities (the "Advertising Expenditures");

         WHEREAS, the Trust desires to adopt this Amended and Restated Shareholder Servicing Plan and Agreement (referred to herein as the "Amended Plan", which term shall be deemed to include the Plan when the context requires) in the manner and on the terms and conditions hereinafter set forth, which Amended Plan must be adopted pursuant to the provisions of Paragraph 10 of the Plan as they relate to material amendments which do not increase the fee paid pursuant to the Plan and in accordance with Rule 12b-1 under the Investment Company Act;

         WHEREAS, MLPF&S desires to enter into the Amended Plan on said terms and conditions; and


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         WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that adoption of the Amended Plan will benefit the Trust and its shareholders:

         NOW, THEREFORE, the Trust hereby adopts the Amended Plan in accordance with the requirements of Paragraph 10 of the Plan and Rule 12b-1 under the Investment Company Act and the parties hereto enter into this agreement on the following terms and conditions:

                  1. The Trust is hereby authorized to utilize its assets to make payments to MLPF&S pursuant to the Amended Plan (i) to compensate MLPF&S financial consultants and other directly involved MLPF&S personnel for providing the MLPF&S Shareholder Services and Activities with respect to MLPF&S Trust Accounts and (ii) subject to the limitations specified in Paragraph 2, to reimburse MLPF&S for part or all of any Advertising Expenditures incurred by MLPF&S with respect to shares of the Trust.

                  2. The Trust shall pay MLPF&S a fee at the end of each month at the annual rate of 0.125% of the average daily net asset value of the MLPF&S Trust Accounts. Out of such fee, MLPF&S, in its sole discretion, may expend an amount not exceeding 0.01% of the average daily net asset value of the MLPF&S Trust Accounts as reimbursement for Advertising Expenditures; MLPF&S is obligated to expend the remaining amount of the fee for compensation, including sales incentives and bonuses, to MLPF&S financial consultants and other directly involved MLPF&S personnel (such expenditures of the fee, including Advertising Expenditures, being referred to as the "Plan Expenditures"). The fee is not to be considered compensation for the MLPF&S Administrative Services.


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                  3. In the event that the aggregate payments received by MLPF&S under the Amended Plan in any year shall exceed the Plan Expenditures in such fiscal year, MLPF&S shall be required to reimburse the Trust the amount of such excess.

                  4. MLPF&S shall provide the Trust for review by the Trustees, and the Trustees shall review, at least quarterly, a written report complying with the requirements of Rule 12b-1 regarding the disbursement of the fee for Plan Expenditures during such period. The report shall include an itemization of the Plan Expenditures made by MLPF&S and the purpose of such Plan Expenditures.

                  5. MLPF&S will use its best efforts in rendering and causing its employees to render services to the Trust, but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, MLPF&S shall not be liable to the Trust or any of its shareholders for any error of judgment or mistake of law or for any act of omission or for any losses sustained by the Trust or its shareholders.

                  6. Nothing contained in the Amended Plan shall prevent MLPF&S or any affiliated person of MLPF&S from performing services similar to those to be performed hereunder for any other person, firm or corporation or for its or their own accounts or for the accounts of others.

                  7. The Amended Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust, as defined in the Investment Company Act, and have no direct or indirect financial interest in the operation of the Amended Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting or meetings called for the purpose of voting on the Amended Plan.


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                  8. The Amended Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Amended Plan in Paragraph 7.

                  9. The Amended Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding voting securities of the Trust.

                  10. The Amended Plan may not be amended to increase materially the fee provided for in Paragraph 2 unless and until such amendment is approved in the manner provided for in Paragraph 7 and approved by a vote of at least a majority, as defined in the Investment Company Act, of the outstanding voting securities of the Trust, and no other material amendment to the Amended Plan shall be made unless approved in the manner provided for approval in Paragraph 7.

                  11. While the Amended Plan is in effect, the selection and nomination of Trustees who are not interested persons, as defined in the Investment Company Act, of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

                  12. The Trust shall preserve copies of the Plan and the Amended Plan and any related agreements and all reports made pursuant to Paragraph 4, for a period of not less than six years, the first two years in an easily accessible place.

                  13. The Declaration of Trust establishing Merrill Lynch Ready Assets Trust, dated May 14, 1987, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Merrill Lynch Ready Assets Trust" refers to the


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         Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Merrill Lynch Ready Assets Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim of said Merrill Lynch Ready Assets Trust, but the Trust Property (as defined in the Declaration) only shall be liable.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amended and Restated Shareholder Servicing Plan and Agreement as of the date first above written.


                                           MERRILL LYNCH READY ASSETS TRUST


                                           By /s/ Gerald M. Richard
                                              ----------------------------------


                                           MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                      INCORPORATED


                                           By /s/ Arthur Zeikel
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